Exhibit 99.1

THORNBURG MORTGAGE STABILIZES ITS FINANCING PLATFORM

AND PLANS TO RETURN TO BUSINESS AS USUAL

•	Rapid Sale of $20.5 Billion of Assets Underscores Company’s Highly Liquid Portfolio

•	Substantial Reduction in Repurchase Borrowings Greatly Reduces Exposure to Margin Calls

•	Credit Quality Remains Among the Industry’s Best

•	2Q Common Dividend of $0.68 on Schedule for September 17 Distribution

SANTA FE, N.M., August 20, 2007 — Thornburg Mortgage, Inc. (NYSE: TMA), a leading single-family prime residential mortgage lender focused principally on the jumbo segment of the adjustable-rate mortgage (ARM) market, announced today the sale of a substantial portion of its AAA-rated mortgage securities portfolio and a significant reduction in its borrowings portfolio. The company took these actions to address challenges in meeting its liquidity and financing needs caused by rapidly declining mortgage securities prices and simultaneous declines in the value of its hedging instruments. These rapid declines negatively impacted the company’s ability to continue to support its borrowings collateralized by its high quality mortgage securities portfolio.

As a result of these unprecedented conditions in the mortgage financing market, Thornburg Mortgage undertook the following aggressive portfolio management actions over the past six business days:

•	the sale of approximately $20.5 billion of primarily AAA-rated MBS (mortgage-backed securities), underscoring the salability of the company’s high credit quality portfolio;

•	the sale resulted in the reduction of its mortgage asset portfolio from $56.4 billion at June 30, 2007 to approximately $36.4 billion at August

17, 2007; its reverse repurchase and commercial paper borrowings from $32.9 billion at June 30, 2007 to approximately $12.4 billion at August 17, 2007; and its future exposure to margin calls on its short-term borrowings;

•	the termination of approximately $41.1 billion of interest rate hedging instruments, thereby reducing the company’s exposure to market value changes related to its hedging portfolio.

Because of these actions to stabilize the company’s ability to meet its financing obligations and continue its mortgage portfolio lending operation, the company estimates it will realize an approximate capital loss of $930 million as a result of mortgage securities sales for the quarter ending September 30, 2007. Of this total, $700 million was already reflected as an accumulated comprehensive loss on the company’s consolidated balance sheet at June 30, 2007. Further, as a result of the termination of its interest rate hedging instruments, the company realized a net gain of approximately $40 million, the majority of which will be capitalized and realized over the remaining life of those hedging instruments as required by FAS133.

In light of the dramatic reduction in the company’s mortgage portfolio over the past week, the company is not yet prepared to offer earnings or dividend guidance regarding the amount of any future dividends beyond the September 17, 2007 distribution that has already been declared. However, the company did sell most of its lowest yielding and negative spread assets as part of these asset sales and expects to remain profitable on an operating basis in the third quarter. Further, the company believes that mortgage yields have improved to at least 1.25% over its cost of funding new mortgage assets, which indicates an expected improvement in its portfolio margin going forward as compared to its reported margins over the past year. Finally, the company is not yet in a position to comment on any additional tax implications of these portfolio actions.

The company’s GAAP book value, which includes recent changes in the market value of its mortgage securities portfolio and hedging instruments, continued to decline over the course of the previous week as mortgage market conditions continued to deteriorate and as actual mortgage securities sales were completed by the company. The company’s GAAP book value is estimated to be $12.40 as of August 17, 2007, which includes an estimated unrealized market value loss of $2.42 per share as reflected as an accumulated comprehensive loss, compared to $14.28 per share estimate as of August 13, 2007, and $19.38 per share estimate as of June 30, 2007. The further decline in book value is reflective of the continued mortgage market deterioration as well as the market impact of the aggressive sale activities of the company in recent days, not a change in the credit quality of the company’s mortgage assets. At present, 93.7% of the company’s real estate assets are rated AA or AAA and its 60-day plus delinquent loans increased by only 2 basis points between June 30 and July 31, to 0.23% from 0.21% — or 79 delinquent loans out of approximately 38,000 loans in its portfolio — as compared to the national average of 2.32% as of March 31, 2007 as reported by the Mortgage Bankers Association for prime adjustable rate mortgage originators.

In reflecting on the situation, Larry Goldstone, the company’s president and chief operating officer, said, “Over the past 14 years, our excellent credit quality portfolio combined with our liquidity and leverage policy limitations have proven to be more than sufficient to allow us to support our borrowing requirements even during some of the most difficult financing markets, such as 1994 and 1998. However, this mortgage financing market has been even more disruptive than either of those previous two periods for both the industry and Thornburg Mortgage. That said, we have now greatly reduced our exposure to continued widening of the spread between our mortgage assets and our hedging instruments and the associated margin calls against our collateralized borrowings and hedging instruments. As a result, we believe we have nearly stabilized our liquidity situation, which we expect will allow us to begin to resume normal operations over the next two weeks as a leading residential mortgage portfolio lender in the high quality jumbo and super-jumbo adjustable-rate mortgage market.”

Goldstone continued, “In response to the continued daily deterioration of the global mortgage finance markets and the decline in non-mortgage related interest rates, we took immediate, decisive action over the past two weeks to reduce the company’s exposure to rapidly declining mortgage securities prices by selling assets, improving our liquidity position, reducing our borrowings and our ongoing exposure to further declines in mortgage securities prices. Additionally, we also reduced the balance of our hedging instruments in order to mitigate exposure to continued declines in the value of these instruments as a result of falling interest rates. We believe had we not taken these aggressive steps when we did, the company’s financial position would have eroded even more sharply, which, in turn, would likely have resulted in even greater losses as the mortgage market continued to deteriorate. Unfortunately, the mortgage market continues to be in a state of rapid change so we will continue to evaluate the market and determine the best course of action for the company and our shareholders to further solidify our financing situation and mitigate the impact of additional margin calls in the event they should occur.”

Within the next two weeks, Thornburg Mortgage hopes to reopen its loan lock desk in an effort to gradually begin locking loans for clients and accepting new jumbo ARM applications. The company also anticipates the gradual resumption of funding loans for its nationwide base of lending partners and their clients.

“The actions of the past week have been regrettable and disappointing for management and our shareholders,” said Mr. Goldstone. “However, we expect that the mortgage market will be substantially more profitable than it has been over the past several years, and we anticipate that new high quality mortgage assets can be originated and acquired at far better portfolio margins than they have been in the past several years. We fully expect that, as we rebuild the company’s lending business and its asset base, our profitability will improve. In addition, given the rapid industry consolidation, we anticipate the mortgage market will offer highly attractive growth opportunities for Thornburg Mortgage’s lending business.”

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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. The words “believe,” anticipate,” intend,” “aim,” “expect,” “will,” “strive,” “target,” “project,” “have confidence” and similar words identify forward-looking statements. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, market prices for mortgage securities, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K. The company does not undertake to update, revise or correct any of the forward-looking information.

Thornburg Mortgage, Inc., Santa Fe

Allison Yates, Clay Simmons, or Suzanne O’Leary Lopez

505-989-1900

ir@thornburgmortgage.com

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